Exhibit 99.1

Magnolia Oil & Gas Corporation Announces Commencement of Exchange Offer and Consent

Solicitation Relating to its Warrants

HOUSTON, TX, June 7, 2019 – Magnolia Oil & Gas Corporation (NYSE: MGY) (the “Company”) announced today that it has commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding Warrants (as defined below). The purpose of the Offer and Consent Solicitation is to simplify the Company’s capital structure and reduce the potential dilutive impact of the Warrants.

The Offer and Consent Solicitation are being made pursuant to a Prospectus/Offer to Exchange dated June 7, 2019, and the Company’s Schedule TO, dated June 7, 2019, each of which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and more fully set forth the terms and conditions of the Offer and Consent Solicitation. Until the Expiration Date (as defined below), the Company is offering to holders of its Warrants the opportunity to receive 0.29 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of the Company in exchange for each of the outstanding Warrants tendered by the holder and exchanged pursuant to this Offer. The Offer and Consent Solicitation are being made to:

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All holders of the Company’s publicly traded warrants (the “Public Warrants”) to purchase shares of Class A Common Stock that were issued in connection with the initial public offering (the “IPO”) of TPG Pace Energy Holdings Corp (the Company’s predecessor). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock for a purchase price of $11.50, subject to certain adjustments. The Company’s Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “MGY” and “MGY.WS,” respectively. As of June 7, 2019, 21,666,650 Public Warrants were outstanding. Pursuant to the Offer, the Company is offering an aggregate of 6,283,328 shares of its Class A Common Stock in exchange for the Public Warrants.

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All holders of the Company’s warrants to purchase shares of Class A Common Stock that were privately issued in connection with the IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Placement Warrants.” The Private Placement Warrants were originally issued to TPG Pace Energy Sponsor, LLC (“TPG Sponsor”) and were subsequently transferred to permitted transferees of TPG Sponsor, including certain of the Company’s directors and executive officers, pursuant to a series of distributions. The Private Placement Warrants entitle the holders to purchase one share of Class A Common Stock for a purchase price of $11.50, subject to adjustments. The terms of the Private Placement Warrants are identical to the Public Warrants, except that such Private Placement Warrants are exercisable for cash or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the permitted transferees of TPG Sponsor. The Public Warrants and Private Placement Warrants are referred to collectively as the “Warrants.” As of June 7, 2019, 10,000,000 Private Placement Warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 2,900,000 shares of the Company’s Class A Common Stock in exchange for the Private Placement Warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the Warrants to amend the warrant agreement that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.261 shares of Class A Common Stock, which is a ratio 10% less than the ratio applicable to the Offer (such amendment, the “Warrant Amendment”). The Company is conditioning the adoption of the Warrant Amendment on receipt of the consent of holders of 50% of the outstanding Public Warrants and 50% of the outstanding Private Placement Warrants.

Pursuant to a Tender and Support Agreement described in the Prospectus/Offer to Exchange, holders of approximately 89.9% of the Private Placement Warrants and 0.7% of the Public Warrants have committed to participate in the Offer.

The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Standard Time, on July 5, 2019, or such later time and date to which the Company may extend, as described in the Schedule TO and Prospectus/Offer to Exchange (the “Expiration Date”). As brokers, custodians and the processes of The Depository Trust Company may require action by holders in advance of the Expiration Date in order to participate in the Offer, holders are urged to consult their broker or custodian regarding the participation procedures and any additional deadlines. Tendered Warrants may be withdrawn by holders at any time prior to such Warrants being accepted by the Company for exchange. The Company’s obligation to complete the Offer is not conditioned on the tender of a minimum amount of Warrants. Subject to applicable law, the Company may amend, extend or terminate the Offer and Consent Solicitation at any time.

The Company has engaged Deutsche Bank Securities as the Dealer Manager for the Offer and Consent Solicitation. Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to Deutsche Bank Securities at 212-250-5600. Morrow Sodali LLC has been appointed as the Information Agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Morrow Sodali LLC, toll-free at (800) 662-5200 (banks and brokerage firms, please call (203) 658-9400).

A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants or an offer to sell or a solicitation of an offer to buy any shares of Class A Common Stock. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange. Holders of the Warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation. None of the Company, or any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

About the Company

The Company is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford. The Company focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow.

Forward looking statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of present or historical fact included in this press release are forward looking statements. When used in this press release, the words “could”, “should”, “will”, “may”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the Company’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. The Company cautions you that these forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed June 7, 2019, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are available publicly on the SEC’s website at www.sec.gov.

Contact Information

Brian Corales

713-842-9036